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[ERNST & YOUNG LETTERHEAD]


EXHIBIT 1 TO FORM 8-K
December 15, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Commonwealth Income and Growth Fund I

Gentlemen:

We have read Item 4 of Form 8-K dated December 15, 2000 of Commonwealth Income and Growth Fund I and are in agreement with the statements contained in the second sentence of the first paragraph and the entire second paragraph on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                      /s/ Ernst & Young LLP